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                                                                    Exhibit 12.1

NEUBERGER BERMAN INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                     Year Ended   December 31,
                                            ----------------------------------------------------------------------   March 31,
(in thousands)                                 1996          1997             1998            1999           2000      2001
                                            ---------     ---------       ---------        ---------      --------  ----------


Pretax income from continuing operations     $210,932      $273,839        $294,457        $123,372       $246,921    $59,056

       Fixed charges                          119,798       124,530         137,329         133,769        183,604     47,865

       Capitalized interest                       -             -               -               -             (163)       (54)
                                            ---------     ---------       ---------       ----------      ---------  ---------

           Pretax income adjusted            $330,730      $398,369        $431,786         $257,141      $430,362   $106,867
                                            =========     =========       =========       ==========      =========  =========


Fixed charges:
       Interest expense                      $119,798      $124,530        $137,329         $133,769      $183,441    $47,811
       Capitalized  interest                      -             -               -                -             163         54

                                            ---------     ---------       ---------       ----------      ---------   --------
           Fixed charges                     $119,798      $124,530        $137,329         $133,769      $183,604    $47,865
                                            =========     =========       =========       ==========      =========   ========

Ratio of earnings to fixed charges              2.76           3.20            3.14             1.92          2.34       2.23
                                            =========     =========       =========       ==========      =========   ========
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